Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [*****]

INDICATES THAT INFORMATION HAS BEEN OMITTED.

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of the 7th day of April, 2020 (the “Effective Date”), by and among Blucora, Inc., a Delaware corporation (“Buyer”), Honkamp Krueger Financial Services, Inc., an Iowa corporation (the “Company”), the stockholders of the Company set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), and JRD Seller Representative, LLC, an Iowa limited liability company, as the representative of the Sellers (the “Sellers’ Representative”).

WHEREAS, Buyer, the Company, the Sellers and the Sellers’ Representative entered into that certain Stock Purchase Agreement dated January 6, 2020 (the “Purchase Agreement”), pursuant to which the Sellers shall sell to Buyer and Buyer shall purchase from the Sellers the Purchased Shares (as defined in the Purchase Agreement); and

WHEREAS, Buyer, the Company, the Sellers and the Sellers’ Representative desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of mutual agreements as herein expressed, and for other good and valuable consideration exchanged by the parties, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Defined Terms. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

2.	Amendments.

a.	Section 1.1 of the Purchase Agreement is hereby amended by adding the following definitions in alphabetical order:

““AUM Percentage” means the quotient of (a) with respect to the First Earnout Period, (i) the Company’s AUM for the First Earnout Period divided by (ii) the amount of “Total AUM” set forth on Annex B hereto for the month in which the one (1)-year anniversary of the Closing Date occurs, or (b) with respect to the Second Earnout Period, (i) the Company’s AUM for the Second Earnout Period divided by (ii) the amount of “Total AUM” set forth on Annex B hereto for the month in which the two (2)-year anniversary of the Closing Date occurs.”

““Assets Under Management” means, as of any date of determination, the aggregate market value of all assets, including any new accounts from new Customers produced by the Company after the Closing Date and all related market growth thereon, that are being managed and held by the Company or any of its Subsidiaries on behalf of all Customers in fee-based accounts, but including only 25% of the aggregate market value of any assets purchased by acquisition by Buyer or its Affiliates on behalf of any Customers that are placed on one of the Company’s asset management platforms after the Closing Date plus all growth and additions thereon going forward less distributions and withdrawals, but excluding (a) the market value of assets held in no fee cash accounts, (b) the cash surrender values of fixed annuity contracts, (d) the cash surrender value of life insurance contracts, and (d) the aggregate market value of assets held in brokerage accounts.”

““Company’s AUM” means the Assets Under Management of the Company and its Subsidiaries calculated at 5:00 p.m. eastern time on the date that is the final date of the applicable Earnout Period (it being understood that Assets Under Management at the applicable date of determination shall be determined with reference to any increase or decrease in the aggregate market value or cash surrender value of an underlying asset due to changes resulting from market changes or fluctuations after the date hereof); provided that if such date is not a Business Day, the calculation shall be made at 5:00 p.m. eastern time on the next Business Day following the final date of the applicable Earnout Period.”

““Earnout Payment” means a payment for each Earnout Period calculated in accordance with Annex A attached hereto.”

““Earnout Period” means the First Earnout Period and the Second Earnout Period, as applicable.”

““First Earnout Period” means the twelve (12)-month period beginning on the Closing Date and ending on the one (1)-year anniversary of the Closing Date.”

““Second Earnout Period” means the twelve (12)-month period beginning on the one (1)-year anniversary of the Closing Date and ending on the two (2)-year anniversary of the Closing Date.”

b.	Section 1.1 of the Purchase Agreement is hereby amended by deleting the following definitions from the Purchase Agreement:

““AUA Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the AUA Escrow Amount.”

““AUA Escrow Amount” means $24,000,000.”

““AUA Adjustment Amount” means if the AUA Percentage is less than 95%, the Sellers shall pay, or cause to be paid, to Buyer an amount equal to the difference between: (a) Purchase Price, minus (b) Purchase Price multiplied by the sum of (i) the AUA Percentage expressed as a decimal plus (ii) 0.05; provided, however, in no event shall the AUA Adjustment Amount be a value greater than $24,000,000.

As an example of the above language, if the AUA Percentage was 90%, the math would be as follows: Purchase Price ($160MM) – ($160MM*(0.90+0.05)) = $8,000,000.”

““AUA Percentage” means the amount (expressed as a percentage) equal to the Post-Closing AUA divided by the Signing AUA.”

““Post-Closing AUA” means the Assets Under Administration calculated at 5:00 p.m. eastern time on the date that is the twelve (12)-month anniversary of the date hereof; provided that if such date is not a Business Day, the calculation shall be made at 5:00 p.m. eastern time of the next Business Day following the twelve (12)-month anniversary; provided, further, the calculation of Post-Closing AUA shall be determined without reference to any increase or decrease in the value of the underlying assets due to changes resulting from market changes or fluctuations during the period between the date hereof and the twelve (12)-month anniversary of the date hereof. Any increase in the value of Assets Under Administration as a result of new Customers between the date hereof and the twelve (12)-month anniversary of the date hereof shall be included in the determination of Post-Closing AUA.”

““Signing AUA” means the Assets Under Administration calculated as of 5:00 p.m. the Business Day prior to the date hereof.”

c.	The definition of “Escrow Funds” set forth in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

““Escrow Funds” means the Indemnity Escrow Amount and the Adjustment Escrow Amount.”

d.	Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term	Section
Accounting Principles	2.4(a)
Acquisition Transaction	6.4(a)
Adjustment Statement	2.4(b)
Agreement	Preamble
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Breakup Fee	7.5(b)
Buyer	Preamble
Buyer and Company Released Parties	6.13(a)
Buyer Documents	5.2
Buyer Indemnified Parties	8.2(a)
Buyer’s Representatives	6.1
Claims	6.13(a)
Closing	2.6
Closing Payment	2.3(a)
Closing Common Share Payment	2.1(b)
Closing Date	2.6
Company	Preamble
Company Database	4.13(n)
Company Documents	4.2
Company Permits	4.17(b)

Company Property or Company Properties	4.11(a)
Computer Systems	4.13(k)
Confidentiality Agreement	6.1
Deductible	8.4(a)
Earnout Item of Disagreement	2.5(b)
Earnout Statement	2.5(a)
Earnout Statement Notice of Objection	2.5(b)
Earnout Statement Review Period	2.5(b)
Effective Time	2.6
Escrow Agreement	2.7(h)
Estimated Cash	2.4(a)
Estimated Closing Debt Amount	2.4(a)(iii)
Estimated Closing Statement	2.4(a)
Estimated Closing Working Capital	2.4(a)(i)
Estimated Transaction Expenses	2.4(a)(iv)
FCPA	4.24(a)
Fees and Expenses	7.5(a)
Final Amounts	2.4(c)
Final Closing Cash	2.4(c)
Final Closing Debt Amount	2.4(c)
Final Closing Working Capital	2.4(c)
Final Transaction Expenses	2.4(c)
Financial Statements	4.7(a)
Financing Marketing Documents	6.15(b)(i)
Fundamental Cap	8.4(b)
General Cap	8.4(b)
General Survival Period	8.1
Government Official	4.24(a)
HK Agreement	2.7(v)
HK Alliance	Recitals
HKFS Aviation	Recitals
HSR Filing	6.14
Immigration Laws	4.23
Independent Accountant	2.4(c)
Leases	2.7(q)
Letter of Transmittal	6.20
Loss or Losses	8.2(a)
Material Contracts	4.14(a)
Negative Consent Notice	6.16
Occurrence Policies	6.9(a)
Payoff Letters	2.7(d)(ii)
Personal Property Leases	4.12(b)
Private Sector Counterparty	4.24(a)
Proposed Amounts	2.4(b)
Purchase Price	2.2
Purchase Price Allocation	8.7(f)(ii)
Purchased Shares	Recitals
R&W Exclusions	8.4(a)
R&W Insurance Policy	2.8(e)
R&W Insurance Provider	5.7

Real Property Lease or Real Property Leases	4.11(a)
Related Person or Related Persons	4.21
Representatives	6.4(a)
Restricted Business	6.10(a)
Section 338(h)(10) Election	8.7(f)(i)
Seller or Sellers	Preamble
Seller Documents	3.1
Seller Indemnified Parties	8.2(c)
Seller Releasing Parties	6.13(a)
Sellers’ Representative	Preamble
Significant Customer	4.25(a)
Significant Provider	4.25(c)
Straddle Period	8.7(b)
Subsidiary or Subsidiaries	Recitals
Subsidiary Interest	4.5
Survival Period	8.1
Tail Policy	6.9(b)
Tax Claim	8.7(c)(i)
Termination Fee	7.5(a)
Third-Party Claim	8.3(b)
Transaction Expense Statements	2.7(d)(i)
Transition Services Agreement	2.7(s)
Unresolved Claims	8.5”

e.	Section 2.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.2    Consideration. The aggregate consideration for the sale of the Purchased Shares and the post-Closing covenants and agreements of Sellers set forth in this Agreement shall be an amount equal to $100,000,000 (the “Purchase Price”), subject to adjustment as provided in Section 2.3(a) and Section 2.4, plus the Earnout Payments pursuant to Section 2.5, which shall be deemed additional Purchase Price.”

f.	Section 2.3(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a)    At the Closing, Buyer shall deliver to the Sellers’ Representative, on behalf of the Sellers, and the Sellers’ Representative shall pay to each Seller by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative in writing not fewer than three (3) Business Days prior to the Closing Date, an amount equal to (i) the Purchase Price, plus (ii) the excess, if any, of Estimated Closing Working Capital over Target Closing Working Capital, minus (iii) the excess, if any, of Target Closing Working Capital over Estimated Closing Working Capital, minus (iv) the Estimated Closing Debt Amount, minus (v) the Estimated Transaction Expenses, minus (vi) the Indemnity Escrow Amount, minus (vii) the Adjustment Escrow Amount, plus (viii) Estimated Cash (such remaining amount resulting from (i) – (viii), the “Closing Payment”).”

g.	The Purchase Agreement is hereby amended by deleting the references to “June 15, 2020” in Section 2.4(c) and replacing them with “December 1, 2020.”

h.	Section 2.4(d)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(i)    If the Adjustment Amount is a negative amount, an amount in dollars equal to the absolute value of such amount shall, within three (3) Business Days from the date on which the Final Amounts are finally determined pursuant to this Section 2.4, be delivered to Buyer and/or its designee by wire transfer of immediately available funds to an account designated by Buyer from the Adjustment Escrow Account and Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the applicable amounts due to Buyer pursuant to this Section 2.4(d)(i). If the Adjustment Escrow Amount is insufficient to pay the full Adjustment Amount to Buyer, Buyer, in its sole discretion, may receive the remaining Adjustment Amount from either (A) the Indemnity Escrow Amount, (B) the Earnout Payments actually payable pursuant to Section 2.5 (subject to Section 8.9), or (C) the Sellers’ Representative, on behalf of the Sellers. If Buyer elects to receive the remaining Adjustment Amount from the Indemnity Escrow Amount, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the applicable amounts due to Buyer.”

i.	Section 2.5 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.5    Earnout.

(a)    Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Sellers’ Representative, no later than sixty (60) days after each Earnout Period, a statement setting forth the Company’s AUM for the most recently completed Earnout Period along with a calculation of the applicable Earnout Payment for the most recently completed Earnout Period, together with supporting documents (an “Earnout Statement”).

(b)    The calculations set forth in each Earnout Statement shall be final, conclusive and binding upon the parties unless the Sellers’ Representative delivers to Buyer, within the thirty (30) days following the date on which an Earnout Statement was delivered (a “Earnout Statement Review Period”), a written notice (a “Earnout Statement Notice of Objection”) that the Sellers’ Representative, on behalf of the Sellers, disagrees with any calculations set forth in an Earnout Statement and setting forth the Sellers’ Representative calculation of the disputed amount, a description in reasonable detail of the grounds for each such disagreement and the Sellers’ Representative calculation of Company’s AUM for the most recently completed Earnout Period based on such objections (each such item or amount as to which the Sellers’ Representative disagrees and set forth in the Earnout Statement Notice of Objection, an “Earnout Item of Disagreement”). During an Earnout Statement Review Period, the Sellers’ Representative, on behalf of the Sellers, and its accountants (which may be the Company’s accountants as of the date of this Agreement) shall, at the Sellers’ Representative’s expense, on behalf of the Sellers, be permitted reasonable access to review the working papers of Buyer relating to the applicable Earnout Statement to verify the accuracy thereof; provided, that in order to review such accountant’s working papers the Sellers’ Representative and its accountants shall execute any confidentiality agreements, releases or waivers customarily required by such accountant in connection therewith. Except for those Earnout Items of Disagreement set forth in the applicable Earnout Statement Notice of Objection, Buyer and the Sellers’ Representative, on behalf of the Sellers, shall be deemed to have agreed with all other items and amounts set forth in the applicable Earnout Statement, which items and amounts shall be conclusive and binding upon all of the parties. All information disclosed to Sellers’ Representative or its representatives pursuant to this Section 2.5(b) shall be considered confidential information of Buyer, and the Sellers’ Representative shall, and shall cause its representatives to, keep all such information strictly confidential.

(c)    In the event that the Sellers’ Representative delivers an Earnout Statement Notice of Objection to Buyer within the applicable Earnout Statement Review Period, Buyer and the Sellers’ Representative, on behalf of the Sellers, will negotiate in good faith to resolve all applicable Earnout Items of Disagreement. If, after a period of thirty (30) days following the date on which an Earnout Statement Notice of Objection is delivered, Buyer and the Sellers’ Representative, on behalf of the Sellers, have not resolved each such Earnout Item of Disagreement, then either Buyer or the Sellers’ Representative shall be entitled to submit all such Earnout Items of Disagreement that remain unresolved to the Independent Accountant, pursuant to the procedures set forth in Section 2.4(c).

(d)    Within five (5) Business Days following the date on which the Company’s AUM and the corresponding Earnout Payments for the applicable Earnout Period are finally determined in accordance with the foregoing provisions of this Section 2.5, Buyer shall pay, or cause to be paid, to the Sellers’ Representative, on behalf of the Sellers, an amount equal to the Earnout Payment.

(e)    From and after the Effective Time, Buyer and its Affiliates (i) have complete control and sole and absolute discretion with respect to decisions concerning the operations of the Company, the Subsidiaries and their respective businesses (whether or not consistent with such operations prior to the Effective Time) and (ii) are only required to take actions in connection with the Company and its Subsidiaries that Buyer and its Affiliates believe to be in the best interests of Buyer and, as applicable, its Affiliates, and do not owe any duties, express or implied, to any Sellers or any of their respective Affiliates by virtue of this Section 2.5 (other than to make the payments, if any, due under Section 2.5). The Company’s AUM is speculative and subject to numerous risks and uncertainties, many of which may be outside the control of Buyer, and there is no assurance that Company’s AUM threshold will be achieved. Notwithstanding the foregoing, Buyer and its Affiliates shall act in good faith, and, except as required by applicable Law, shall not take any action(s) or implement no strategy(ies) the primary purpose of which is to unreasonably and materially interfere with the Sellers’ ability to achieve the Earnout Payments.

(f)    The right to receive any portion of the Earnout Payments (i) is solely a contractual right and is not a security (and shall confer upon the Sellers only the rights of a general unsecured creditor); (ii) will not be represented by any form of certificate or instrument; (iii) does not give any Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other similar rights and (iv) is not redeemable. Notwithstanding anything herein to the contrary, the Earnout Payments are subject to Purchaser’s right of setoff in Section 8.9.”

j.	Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.6    Closing Date. The consummation of the purchase and sale of the Stock provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, or via overnight courier, facsimile or portable document format (pdf), as agreed by the parties, at 10:00 a.m.(Dallas time) on the first (1st) Business Day of the month after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Buyer and the Sellers’ Representative (the “Closing Date”); provided, that the Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”). Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.”

k.	Section 2.7(w) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(w)    a certificate dated as of the Closing Date, duly executed by the chief executive officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to Company’s Assets Under Administration calculated as of 5:00 p.m. the Business Day prior to the Closing Date;”

l.	Section 2.7(y) of the Purchase Agreement is hereby deleted in its entirety.

m.	Section 2.8(j) of the Purchase Agreement is hereby deleted in its entirety.

n.	The Purchase Agreement is hereby amended by adding a new sentence to the end of Section 6.21 to read as follows:

“For the avoidance of doubt, the Sellers set forth on Schedule 6.21(a) shall be entitled to any fees or payments payable by the Company until the Closing Date with respect to the accounts listed on Schedule 6.21(b).”

o.

Section 7.1 of the Purchase Agreement is hereby amended by adding a new Section 7.1(i) to Section 7.1, changing Section 7.1(i) to Section 7.1(j) and adding a new Section 7.1(k) to the end of Section 7.1 as follows:

“(i)    Buyer shall have received Financing satisfactory to Buyer, in its sole discretion, to pay the Purchase Price;

(j)    Buyer shall have received all of the Closing deliverables listed in Section 2.7; and

(k)    Buyer and Sellers hereby acknowledge and agree that the Closing conditions set forth in Section 7.1(f) are satisfied as of the date of this Amendment, and such conditions set forth in Section 7.1(f) shall no longer be a condition to closing.”

p.	Section 7.3(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)    upon written notice from either Sellers’ Representative or Buyer to the other on or after October 1, 2020, if the Closing shall not have occurred by the close of business on such date, and such date may be extended by mutual agreement between Buyer and Sellers’ Representative; provided, that the terminating party is not in material default of any of its obligations hereunder;”

q.	Section 7.5(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)    Notwithstanding anything to the contrary contained herein, if this Agreement is terminated by Buyer pursuant to Section 7.1(i) or by the Buyer pursuant to Section 7.3(b), then the Buyer shall pay the Company an amount equal to $800,000 (the “Breakup Fee”) in immediately available funds within five (5) Business Days after the date of such failure. The parties acknowledge and agree that in no event will the Buyer be required to pay the Breakup Fee on more than one occasion.”

r.	Section 8.4(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)    Neither Sellers, on the one hand, nor Buyer, on the other hand, shall be required to indemnify any Person under Section 8.2(a)(i), Section 8.2(b)(i), or Section 8.2(c)(i), as applicable, for an aggregate amount of Losses exceeding $800,000 (the “General Cap”); provided, that the General Cap shall not apply with respect to Losses related to (x) the failure to be true and correct of any of the Fundamental Representation, (y) any indemnification claim arising out of any fraudulent, intentional or willful breach of any representation of any Seller or Buyer in this Agreement, or in any Seller Document, Company Document, or Buyer Document or (z) R&W Exclusions. Neither any Seller, on the one hand, nor Buyer, on the other hand, shall be required to indemnify any Person with respect to Fundamental Representations under Section 8.2(a)(i), Section 8.2(b)(i), or Section 8.2(c)(i), as applicable, for an aggregate amount of Losses exceeding the Closing Payment, as adjusted as provided in Section 2.4, plus any Earnout Payments actually payable pursuant to Section 2.5 (the “Fundamental Cap”); provided, that the Fundamental Cap shall not apply with respect to Losses related to any indemnification claim arising out of any fraudulent breach of any representations of any Seller or Buyer in this Agreement, or in any Seller Document, Company Document or Buyer Document.”

s.	Section 8.5 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“8.5    Indemnity Payments. Any payment Sellers are obligated to make to any Buyer Indemnified Parties pursuant to this Article VIII shall be paid (a) first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Buyer Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent within five (5) Business Days after the date notice of any sums due and owing is given to Sellers’ Representative (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Buyer Indemnified Party and shall accordingly reduce the Indemnity Escrow Amount; provided that, if the payment obligation is required pursuant to Section 8.2(b) or otherwise relates to an inaccuracy in or breach of a Fundamental Representation, Buyer may, in its sole discretion, elect to recover all or any portion of such amount directly from the Sellers against which such claim is asserted regardless of the amount of fund in the Indemnity Escrow Account (or any combination of recovery from the Indemnity Escrow Account or directly from the Sellers), and (b) second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then, in Buyer’s sole discretion, (i) Sellers shall pay all of such additional sums due and owing to the Buyer Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice, or (ii) Buyer may offset such additional sums due and owing to the Buyer Indemnified Parties from the Earnout Payments actually payable pursuant to Section 2.5 (subject to Section 8.9). Upon the expiration of the General Survival Period, the Escrow Agent shall deposit with the Sellers’ Representative the amount then remaining in the Indemnity Escrow Account (to the extent not utilized to pay Buyer for any indemnification claim) and the Sellers’ Representative shall distribute such portion of the Indemnity Escrow Amount to each Seller by wire transfer of immediately available funds to such account or accounts designated by Sellers’ Representative, in accordance with each Seller’s respective Pro Rata Share, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article VIII asserted prior to the expiration of the General Survival Period but not yet resolved (“Unresolved Claims”). The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer) upon their resolution in accordance with this Article VIII and the Escrow Agreement. Any payment Buyer is obligated to make to any Seller Indemnified Party shall be paid to such Seller Indemnified Party.”

t.	The Purchase Agreement is hereby amended by adding a Section 8.9 to Article VIII as follows:

“8.9    Right to Setoff. Without limiting any other rights or remedies available to it, Buyer shall be entitled, subject to the limitations set forth in this Article VIII, to offset any claim for a Loss by a Buyer Indemnified Party pursuant to this Article VIII or any payments due and payable to Buyer by any Seller or pursuant to this Agreement (including Section 2.4 and Section 8.5) against payments due and payable by Buyer to any Seller or any Seller Indemnified Party under this Agreement (including Section 2.5). Claims with respect to the Buyer’s set-off right shall be subject to the procedures set forth in Section 8.3. Any exercise of Buyer’s right to set-off against any amounts due and payable pursuant to this Agreement shall not constitute a breach or an event of default under this Agreement regardless of whether such setoff is later determined to be unjustified or impermissible in arbitration, by a court or otherwise.”

u.	The Purchase Agreement is hereby amended by adding a new sentence to the end of Section 9.8 to read as follows:

“Following any permitted assignment by Buyer as set forth in this Section 9.8, Buyer shall remain liable for all Buyer obligations and liabilities under this Agreement, including, but not limited to, the payment of the Earnout Payments.”

v.	The Purchase Agreement is hereby amended by adding an Annex A as follows:

“ Annex A

Earnout Payments

Earnout Payments shall be calculated for the applicable Earnout Period as follows:

First Earnout Period

(a) If the AUM Percentage at the end of the First Earnout Period is equal to or greater than 0.95, the Earnout Payment for the First Earnout Period shall equal $30,000,000, in the aggregate.

(b) If the AUM Percentage for the end of the First Earnout Period is greater than 0.7625 and less than 0.95, the Earnout Payment for the First Earnout Period shall equal, in the aggregate, (i) $30,000,000 minus (ii) the amount obtained by subtracting from (A) 160,000,000, the amount obtained by (B) multiplying 160,000,000 times the sum of (I) the AUM Percentage for the First Earnout Period expressed as a decimal plus (II) 0.05.

As an example of the above language, if the AUM Percentage was .90 at the end of the First Earnout Period, the math would be as follows: (30,000,000) – (($160MM) – ($160MM*(0.90+0.05)) = $22,000,000.

(c) If the AUM Percentage for the First Earnout Period is less than or equal to 0.7625, the Sellers shall not be entitled to an Earnout Payment for the First Earnout Period.

(d) Notwithstanding anything herein to the contrary, the Earnout Payment for the First Earnout Period shall not be greater than $30,000,000, in the aggregate.

Second Earnout Period

(a) If the AUM Percentage at the end of the Second Earnout Period is equal to or greater than 0.95, the Earnout Payment for the Second Earnout Period shall equal, in the aggregate, (i) $30,000,000, plus (ii) the amount obtained by subtracting from (A) $30,000,000, the amount of (B) the Earnout Payment for the First Earnout Period.

(b) If the AUM Percentage for the end of the Second Earnout Period is greater than 0.7625 and less than 0.95, the Earnout Payment for the Second Earnout Period shall equal, in the aggregate, (i) $30,000,000 minus (ii) the amount obtained by subtracting from (A) 160,000,000, the amount obtained by (B) multiplying 160,000,000 times the sum of (I) the AUM Percentage for the Second Earnout Period expressed as a decimal plus (II) 0.05 plus (iii) the amount obtained by subtracting from (A) $30,000,000, the amount of (B) the Earnout Payment for the First Earnout Period.

As an example of the above language, if the AUM Percentage was .80 at the end of the Second Earnout Period and the AUM Percentage was .90 at the end of the First Earnout Period, the math would be as follows: (30,000,000) – (($160MM) – ($160MM*(0.80+0.05)) + ($30MM - $22MM) = $14,000,000.

(c) If the AUM Percentage for the Second Earnout Period is less than or equal to 0.7625, the Sellers shall not be entitled to an Earnout Payment for the Second Earnout Period.

(d) Notwithstanding anything herein to the contrary, the Earnout Payment for the Second Earnout Period shall not be greater than, in the aggregate, (i) $60,000,000 minus (ii) the Earnout Payment for the First Earnout Period.

w.	The Purchase Agreement is hereby amended by adding an Annex B as set forth on Exhibit A attached to this Amendment:

x.	The Purchase Agreement is hereby amended by deleting Exhibit H thereto.

3.

Authority. Each of Buyer, the Sellers and the Sellers’ Representative represent to the other that it has full right, power and authority to enter into this Amendment and that this Amendment is fully binding and enforceable against such party.

4.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State, without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

5.

Counterpart Execution. This Amendment may be executed in two or more original counterparts, each of which shall be deemed an original, but all of which together shall constitute one of and the same instrument. Further, signatures transmitted by email in a “PDF” format shall have the same force and effect as original signature in this Amendment.

6.

Scope of Amendment. Except as expressly modified herein, all the terms and conditions of the Purchase Agreement shall remain unmodified and shall continue to be binding on all parties and shall remain in full force and effect. From and after the date hereof, the term “Agreement” as used in the Purchase Agreement shall be deemed to refer to the Purchase Agreement, as amended by this Amendment. In the event of any conflict between the Purchase Agreement and this Amendment, this Amendment shall control.

[Signatures to Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the Effective Date.

“BUYER”:

BLUCORA, INC.

By:	/s/ Christopher Walters
Name:	Christopher Walters
Title:	Chief Executive Officer

Signature Page to First Amendment to Stock Purchase Agreement

“COMPANY”:

HONKAMP KRUEGER FINANCIAL SERVICES, INC.

By:	/s/ John R. Darrah
Name:	John R. Darrah
Title:	Chief Executive Officer

Signature Page to First Amendment to Stock Purchase Agreement

“SELLERS”:

/s/ Frank J. Bremser
Frank J. Bremser, Seller

/s/ Gregory C. Burbach
Gregory C. Burbach, Seller

/s/ Ryan J. Burbach
Ryan J. Burbach, Seller

/s/ Michael F. Campana
Michael F. Campana, Seller

/s/ Steven W. Campana
Steven W. Campana, Seller

/s/ Brian D. Cose
Brian D. Cose, Seller

/s/ Aaron P. Cullen
Aaron P. Cullen, Seller

/s/ John R. Darrah
John R. Darrah, Seller

/s/ Jennifer L. Daughetee
Jennifer L. Daughetee, Seller

Signature Page to First Amendment to Stock Purchase Agreement

/s/ Kevin T. Fischer
Kevin T. Fischer, Seller

/s/ Ivan P. Gruhl
Ivan P. Gruhl, Seller

/s/ Keith J. Habel
Keith J. Habel, Seller

/s/ Jay R. Harris
Jay R. Harris, Seller

/s/ Ryan J. Hauber
Ryan J. Hauber, Seller

/s/ Renee E. Hesselman
Renee E. Hesselman, Seller

/s/ Natalie B. Hoffmann
Natalie B. Hoffmann, Seller

/s/ Stephanie K. Imhoff
Stephanie K. Imhoff, Seller

/s/ Kyle S. Kunz
Kyle S. Kunz, Seller

/s/ Frank C. Ludgate
Frank C. Ludgate, Seller

Signature Page to First Amendment to Stock Purchase Agreement

/s/ Randolph J. Mihm
Randolph J. Mihm, Seller

/s/ Nicholas D. Nauman
Nicholas D. Nauman, Seller

/s/ Brian D. Powers
Brian D. Powers, Seller

/s/ Adam R. Reisch
Adam R. Reisch, Seller

/s/ Douglas W. Rogers
Douglas W. Rogers, Seller

/s/ Louie A. Rosalez
Louie A. Rosalez, Seller

/s/ Reggie Rowe
Reggie Rowe, Seller

/s/ Richard R. Runde
Richard R. Runde, Seller

/s/ Brian M. Russ
Brian M. Russ, Seller

Signature Page to First Amendment to Stock Purchase Agreement

/s/ Kevin R. Schmitt
Kevin R. Schmitt, Seller

/s/ Keiren F. Smith
Keiren F. Smith, Seller

/s/ Michelle M. Steining
Michelle M. Steining, Seller

/s/ Martha Sullivan
Martha Sullivan, Seller

/s/ Katie J. Thomas
Katie J. Thomas, Seller

/s/ Jon F. Thoms
Jon F. Thoms, Seller

/s/ Heather D. Vetter
Heather D. Vetter, Seller

/s/ Scott Walloch
Scott Walloch, Seller

/s/ Michael P. Welbes
Michael P. Welbes, Seller

/s/ Lisa Wigington
Lisa Wigington, Seller

Signature Page to First Amendment to Stock Purchase Agreement

“SELLERS’ REPRESENTATIVE”:

JRD Seller Representative, LLC

By:	John R. Darrah
John R. Darrah, Its President

Signature Page to First Amendment to Stock Purchase Agreement

Exhibit A

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